 Exhibit 5.1

SouFun Holdings Limited F9M, Building 5, Zone 4, Hanwei International Plaza No. 186 South 4th Ring Road Fengtai District, Beijing 100160 People’s Republic of China

18 December 2015

Dear Sirs

SouFun Holdings Limited

We have acted as counsel as to Cayman Islands law to SouFun Holdings Limited (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended to date (the "Securities Act"), relating to the automatic shelf registration under the Securities Act (the "Company's Offering") for the issuance and sale from time to time by the Company of certain Class A ordinary shares of the Company of par value HK$1.00 each (the "Offer Shares"), including Class A ordinary shares represented by American Depositary Shares (the "ADSs") and the sale from time to time (the "Selling Shareholders' Offering") by certain selling shareholders of the Company to be named in a prospectus supplement of certain Class A ordinary shares of the Company of par value HK$1.00 each (the "Selling Shareholders' Offer Shares"), including Class A ordinary shares represented by ADSs.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of registration by way of continuation dated 17 June 2004 issued by the Registrar of Companies in the Cayman Islands and the fifth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 1 August 2012 (the "Memorandum and Articles").

1.2	The written resolutions of the directors of the Company dated 18 December 2015 (the "Directors' Resolutions").

1.3	A certificate of good standing dated 15 September 2015, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.4	A certificate from a Director of the Company addressed to this firm dated 18 December 2015, a copy of which is attached hereto (the "Director's Certificate").

1.5	The register of members dated 10 November 2015 in respect of the Class A Ordinary Shares of the Company provided by the share registrar of the Company (the "Register of Members").

1.6	The Registration Statement (including the prospectus contained therein).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Register of Members, the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

2.4	All necessary corporate action(s) have been or will be taken to authorise and approve the issue and allotment of the Offer Shares, including but not limited to fixing the designation, powers, preferences, rights, limitations and restrictions thereof, and the sale and transfer of the Selling Shareholders' Offer Shares have been or will be duly approved by or on behalf of the Company and/or other relevant parties there. The Selling Shareholders are or will be entered on the Register of Members as the holders of the Selling Shareholders' Offer Shares immediately prior to the sale and transfer of the Selling Shareholders' Offer Shares pursuant to the Selling Shareholders' Offering.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly registered as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue and allotment of the Offer Shares pursuant to the Company's Offering has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Offer Shares will be legally issued and allotted, fully paid and non-assessable.

3.3	The sale and transfer of the Selling Shareholders' Offer Shares pursuant to the Selling Shareholders' Offering has been duly authorised, and such Selling Shareholders' Offer Shares have been legally issued and allotted, and are fully paid and non-assessable.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

Under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion, the phrase "non-assessable" means, with respect to Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Maples and Calder

Encl

SouFun Holdings Limited

F9M, Building 5, Zone 4, Hanwei International Plaza

No. 186 South 4th Ring Road

Fengtai District, Beijing 100160

People’s Republic of China

18 December 2015

To:	Maples and Calder
53/F, The Center
99 Queen's Road Central
Central, Hong Kong

Dear Sirs

SouFun Holdings Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are unamended.
2	The Directors' Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
3	The authorised share capital of the Company HK$600,000,000 divided into 600,000,000 shares, par value of HK$1.00 per share. All of the issued and outstanding shares of the Company have been fully paid and are non-assessable (meaning that no further sums are payable to the Company on such shares).
4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Class A ordinary shares of the Company (including Class A ordinary shares represented by American depositary shares) or otherwise performing its obligations under the Registration Statement.
5	The directors of the Company at the date of the Directors' Resolutions and at the date hereof were and are as follows:

Vincent Tianquan Mo

Quan Zhou

Shan Li

Qian Zhao

Sam Hanhui Sun

Sol Trujillo

Chi Zhang

Richard Jiangong Dai

6	There is nothing contained in the minute book or corporate records of the Company (which you have not inspected) which would or might affect the opinions set out in the Opinion.
7	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.
8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

[signature page follows]

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature: _/s/ Tianquan Mo________________________________

Name:              Tianquan Mo

Director